Exhibit 5.1

Squire Patton Boggs (US) LLP 201 E. Fourth St., Suite 1900 Cincinnati, Ohio 45202

O +1 513 361 1200
F +1 513 361 1201
squirepattonboggs.com

October 1, 2024

Capital Bancorp, Inc.
2275 Research Boulevard, Suite 600
Rockville, Maryland 20850

Re:	Common Stock of Capital Bancorp, Inc.

Ladies and Gentlemen:

We have acted as counsel to Capital Bancorp, Inc. (the “Company”) in connection with the registration of up to 171,687 shares (“Shares”) of common stock, par value $0.01 per share, that may be issued upon the exercise of Company stock options (the “Substitute Stock Options”) granted to holders of options to purchase stock of Integrated Financial Holdings, Inc. (“IFH”) that were converted to Substitute Stock Options in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as March 27, 2024, between the Company and IFH (the “Merger Agreement”). The Shares are being registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on the date hereof.

In rendering the opinion set forth herein, we have read and examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the certificate of incorporation and bylaws of the Company, (ii) the Merger Agreement, (iii) resolutions of the Board of Directors approving the Merger Agreement, the transactions contemplated thereby and authorizing the issuance of the Shares, and (iv) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In our examination, we have assumed, without independent investigation (a) the genuineness of the signatures on all documents that we have examined, (b) the legal capacity of all natural persons, (c) the authenticity of all documents supplied to us as originals, (d) the conformity to the authentic originals of all documents supplied to us as certified, photostatic, facsimile, electronic or otherwise reproduced copies, and (e) the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied, to the extent we deemed appropriate, upon (i) oral or written statements and representations of officers and other representatives of the Company and (ii) statements and certifications of public officials and others.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when Shares have been issued and delivered by the Company in accordance with the terms of the Substitute Stock Options, such Shares will be duly authorized, validly issued, fully paid and nonassessable.

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Squire Patton Boggs (US) LLP
October 1, 2024

The Company is a Maryland corporation, and we have not considered, and we express no opinion as to, any law other than the federal laws of the United States and the Maryland General Corporation Law (including the statutory provisions in effect on the date hereof).  We have not considered, and we express no opinion or belief as to matters of the laws of any other jurisdiction or as to any matters arising thereunder or relating thereto.

The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law), and (c) an implied covenant of good faith and fair dealing.  We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

This opinion letter speaks as of the date hereof and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein, even though the change may affect the legal analysis, a legal conclusion or other matters in this opinion letter.

We consent to the filing of a copy of this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ Squire Patton Boggs (US) LLP

Squire Patton Boggs (US) LLP